Gran Tierra Energy Inc. Announces Fourth Quarter and Year-End Results for 2020 and Operational Update
•Realized 100% 1P and 133% PDP Reserves Replacement, with $2.65 and $5.06/BOE F&D Costs
•Achieved 2020 Production of 22,624 bopd
•Forecast 2021 Production of 28,000-30,000 bopd for Annual Growth of 24-33%
•Reduced Annual Operating and G&A Costs by $92 Million
•Achieved Company's Best Safety Year in 2020: Zero Lost Time Incident Frequency

CALGARY, Alberta, February 24, 2021, Gran Tierra Energy Inc. ("Gran Tierra" or the "Company") (NYSE American:GTE)(TSX:GTE)(LSE:GTE) today announced the Company's financial and operating results for the fourth quarter ("the Fourth Quarter") and year ended December 31, 2020.(1)
FOURTH QUARTER AND FULL-YEAR 2020 OPERATIONAL AND FINANCIAL HIGHLIGHTS
Operational:
•Production:
◦With the unprecedented impact of the COVID-19 pandemic and the related crash in world oil prices, Gran Tierra took decisive action during the first half of 2020 to shut-in minor fields, curtail drilling activity and defer workovers in order to protect the Company's balance sheet and liquidity, while still achieving 2020 average working interest ("WI") production of 22,624 barrels ("bbl") of oil per day ("bopd") (100% oil)
◦In the low oil price environment, Gran Tierra made the prudent decision not to maximize production and to defer growth until oil prices rebounded in the second half of 2020
◦Gran Tierra took these actions while maintaining proper reservoir management and protecting the long term value of the Company's assets as demonstrated by the strong 2020 reserves replacement ratios
◦The Company forecasts 2021 WI production of 28,000 to 30,000 bopd, for annual growth of 24% to 33%
•Reserves (2):
◦Achieved material Proved reserves additions, in particular in the Company's core assets as a result of the continued positive reservoir responses from waterflooding; the Proved Developed Producing ("PDP") reserves replacement ratio was 133% with PDP reserves additions of 11.0 million bbl of oil equivalent ("MMBOE"), while the Total Proved ("1P") reserves replacement ratio was 100% with 1P reserves additions of 8.3 MMBOE
◦The Company's strong 1P reserves replacement resulted in 1P reserves of 79 MMBOE (100% oil) as of year-end 2020; at December 31, 2020, 1P net present value discounted at 10% ("NPV10") was $1.2 billion before tax and 1P net asset value ("NAV") was $1.15 per share before tax(2); Total Proved plus Probable ("2P") NPV10 was $2.0 billion before tax and 2P NAV was $3.25 per share before tax(2)
◦Realized PDP and 1P Finding and Development ("F&D") Costs of $5.06 and $2.65/BOE, respectively
•Safety: Gran Tierra achieved its first year with a Lost Time Incident ("LTI") Frequency of zero, during which the Company logged 15 million LTI-free person-hours

•Beyond Compliance:
◦The ANH, Colombia's oil and gas industry regulator, recognized Gran Tierra with an award on gender equality and diversity in operations, in recognition of the Company's best practices in the Colombian oil and gas industry
◦Gran Tierra's NaturAmazonas program received the award in the fauna category at the Seventh Latin American Green Awards for its "Honey from the Amazon" project, which is aimed at preserving and commercializing honey from the local bee population; the "Honey from the Amazon" project was selected from 30 finalists out of more than 2,000 environmental projects from all across Latin America
Financial:
•Significant Reductions in Operating and G&A Costs: The Company's gross cash general and administrative ("G&A") costs were $23 million for the year ended 2020, down 32% from $33 million for the year ended 2019; on an aggregate basis, total operating, G&A and transportation costs decreased to $145 million for the year ended 2020; down $92 million, a 39% reduction, from $237 million for the year ended 2019; the majority of the cost reductions represent structural improvements in the Company's operations, which are expected to be maintained as oil prices recover further
•Collection of VAT and Income Tax Receivables: Through both direct tax refunds and value-added tax ("VAT") on the Company's oil sales, Gran Tierra collected total VAT and income tax receivables of $114 million during 2020
•Credit Facility Paid Down and Cash Balance: By the end of fourth quarter 2020 ("the Quarter"), the Company paid down its credit facility balance to $190 million and had $14 million in cash and cash equivalents, compared to a balance on the credit facility of $200 million and cash and cash equivalents of $21 million at the end of third quarter 2020 ("the Prior Quarter")
•Drilling and Completion Capital Cost Reductions: During the Quarter, as a result of ongoing cost saving initiatives, the Company successfully reduced per well drilling and completion capital costs at Acordionero by approximately 18% and 52%, respectively, compared to 2019 averages; the Company also expects future per well drilling and completion capital costs to be reduced by approximately 18% at Costayaco compared to 2019; the 2021 Costayaco drilling campaign is scheduled to begin in early second quarter 2021
•Net Loss and EBITDA: Gran Tierra realized a net loss of $778 million or $(2.12) per share (basic and diluted), and EBITDA(5) of $(635) million for the year ended 2020, both of which included a non-cash ceiling test and inventory impairment of $564 million and a non-cash goodwill impairment of $103 million
•Adjusted EBITDA and Funds Flow: During the Quarter, the Company realized a net loss of $48 million, Adjusted EBITDA(5) of $22 million, and funds flow from operations(5) of $9 million or $0.02 per share (basic and diluted), compared with $108 million, $22 million and $8 million, respectively, in the Prior Quarter
•Oil Sales, and Operating Netback: During the Quarter, Gran Tierra generated Fourth Quarter oil sales of $65 million, up 22% or $12 million from the Prior Quarter, largely driven by a 16% increase in WI production and a 4% increase in Brent oil price; the Quarter's operating netback(5) of $17.67 per bbl was only $6.78 per bbl lower than fourth quarter 2019's operating netback of $24.45 per bbl, despite a $17.16 per bbl drop in Brent oil price, as a result of lower operating expenses and royalties; the Brent oil price averaged $45.26 per bbl during the Quarter
•Capital Expenditures: As expected, the Quarter's expenditures of approximately $40 million increased significantly from the Prior Quarter's level of $7 million, reflecting the restart of development drilling operations at the Acordionero field; the Company also accelerated certain budgeted first half 2021 capital expenditures into the Quarter to maximize operational efficiencies

Message to Shareholders
"I would like to thank our teams in Colombia, Canada and Ecuador for their excellent work and dedication in the face of a most challenging year for Gran Tierra and our industry," commented Gary Guidry, President and Chief Executive Officer of Gran Tierra. "The diligent management of COVID-19 safety protocols kept our people and the communities in which we operate safe, and allowed us to continue operating through the significant downturn our industry experienced in 2020. Throughout the course of the first half of 2020, we took quick decisive action to protect our balance sheet by deferring our capital program, reducing our well workover activities, implementing cost saving initiatives, and shutting in higher-cost, lower-production minor fields, all while preserving the long-term value of our asset base. The Colombian government was very proactive in supporting the industry during this time, implementing measures to help companies with commitment management and tax reimbursements.
During the second half of 2020, we realized and solidified our many cost saving initiatives, while cautiously planning a restart of our workovers and minor fields, as well as our development drilling program which commenced during the Quarter. Our key objective during the second half of 2020 was restarting our workover and drilling operations to economically rebuild production to achieve strong 2020 reserves replacement. With our workover and drilling campaigns charging ahead, production growing, and a new lower cost structure in place, we believe we have successfully positioned the Company to thrive in 2021 and beyond.
Our 2021 capital budget is a balanced, returns-focused program which prioritizes free cash flow(3) generation and debt reduction. We have allocated a modest amount to advance exploration-related activities for our high-impact exploration portfolio, which we plan to accelerate in 2022. Our 2021 program is designed to continue focusing on optimizing our four core assets under waterflood and maximizing the long-term value from all of our assets."
Mr. Guidry continued, "As difficult as 2020 was, Gran Tierra never faltered in its commitment to the health and safety of our people and all of our stakeholders. As a result, we achieved our best safety year on record with an LTI frequency of zero during 2020. Suspending and restarting oil fields, drilling and workover operations and construction projects are the highest risk activities that we face in the industry and our team did an excellent job. Health and safety will continue to be a focus in 2021 through our industry-leading COVID-19 safety practices and protocols. In addition, our 'Beyond Compliance Policy' continues. Where Gran Tierra identifies significant opportunities and benefits to the environment and communities, we voluntarily strive to go beyond what is legally required to protect the environment and provide social benefits, because it is the right thing to do."
Gran Tierra's Commitment to Go "Beyond Compliance" in Environmental, Social and Governance
Safety:
•In 2020, Gran Tierra had its best safety record, achieving an LTI frequency of 0.00
•A perfect LTI frequency of 0.00 is a remarkable achievement in any year and particularly in 2020, with multiple activities including field suspensions, startups, and the implementation of new safety protocols to deal with the COVID-19 pandemic
•The Company's LTI frequency of 0.00 was well below both the 2019 industry averages of 0.42 for Latin America and 0.30 for North American exploration and production companies, as reported by the International Association of Oil and Gas Producers and was in the top percentile in any region globally(9)
•Early in 2020, we implemented several enhanced COVID-19 preventative measures, with a focus on reducing the spread of COVID-19 to protect our employees, contractors and communities living near our operations
Environment:

•Through the NaturAmazonas project in the Putumayo Basin, in partnership with the international non-governmental organization Conservation International, Gran Tierra has committed to reforesting 1,000 hectares of land and securing and maintaining 18,000 hectares of forest in the Andes-Amazon rainforest corridor
•Gran Tierra has planted a total of 838,740 trees and has conserved, preserved or reforested 1,624 hectares of land through all of the Company's environmental efforts
Reducing Green House Gas Emissions:
•For the last 5 years, Gran Tierra has voluntarily released an assessment of its greenhouse gas ("GHG") emissions
•Gran Tierra is reducing GHG emissions at its facilities through gas-to-power projects that conserve excess natural gas that would otherwise be flared, and uses the gas instead for power generation
•In 2019, Gran Tierra completed a $25 million gas-to-power project at the Acordionero field, the Company’s single biggest producing asset, which has in turn decreased diesel fuel consumption by 85%; previously, gas-to-power projects were completed at the Moqueta field in 2018 and the Costayaco field in 2017
•The NaturAmazonas project alone is expected to sequester approximately 8.7 million tonnes of CO2 over its lifetime, which is equivalent to 215 billion passenger miles driven or the energy use of 10 million homes for one year(10)
Economic Opportunities:
•Over 20,000 local labor opportunities have been created by Gran Tierra over the past five years
•Gran Tierra maintains its commitment to contribute to the social and economic development of the regions where it operates by maximizing local hiring, as well as contracting local goods and services; through this commitment, Gran Tierra has awarded over $39 million to local companies during 2020 alone
Human Rights:
•In 2020, over 1,500 people benefited from Gran Tierra’s human rights initiatives
•In 2020, Gran Tierra and the Colombian Anti Mines Campaign de-mined over 7,700 hectares of land, and through these efforts, 871 community members from the Southern Putumayo region have directly benefited from this humanitarian de-mining initiative
2021 Operational Update
Acordionero Oil Field
•Utilizing 2 workover rigs, Gran Tierra continues to workover Acordionero oil wells that went offline during the decline in oil prices during 2020, in order to restore them to production; in connection with the improving oil price environment in second half 2020, this workover program started at the beginning of the Quarter
•The Company also restarted development drilling at Acordionero on November 30, 2020 and has since drilled 8 wells (6 producers and 2 injectors) of the 10-well program at the new South West pad; all 6 producers are currently on production
•All 10 wells South West pad wells are scheduled to be drilled by the end of the first quarter of 2021; once complete, the rig is scheduled to move to Pad-6 in the field to drill an additional five producers
•The AC-69 drill achieved a record cycle time, from spud to on-production, of 11.5 days, at a total drill and complete capital cost of $1.9 million
•The combination of the workover and drilling programs has resulted in Acordionero's total WI production averaging approximately 13,000 bopd during February 2021 month-to-date, with approximately 2,500 bopd of additional production to be added from existing wells over the next few months

•Acordionero's WI production dipped below 10,000 bopd in the early part of the second half of 2020 due to last year's temporary suspension of workover and development drilling activities; Acordionero's production is expected to return to the production levels realized in February 2020 with minimal capital spend over the next few months
Costayaco Oil Field
•Efforts are underway to restart development drilling during early second quarter 2021, with a 3-well program; the rig is currently stacked on location over the planned CYC-42 infill oil well location
Closing of Sale of PetroTal Shares
•As previously announced, Gran Tierra Resources Limited ("GTRL"), a wholly owned subsidiary of Gran Tierra, sold an aggregate of 109,006,250 common shares of PetroTal Corp. ("PetroTal") for an aggregate purchase price of approximately $15 million
•As of market close on February 23, 2021, the remaining 137,093,750 shares of PetroTal owned by GTRL had a market value of approximately $37 million.
2021 Guidance
•Gran Tierra is reiterating the Company's forecasted ranges for the 2021 budget:

	Low Case	Base Case	High Case
Annual Average Brent Oil Price ($/bbl)	44.00	49.00	56.00
Total Company Production (bopd)	27,500-29,500	28,000-30,000	28,000-30,000
Operating Netback[5] ($ million)	180-200	220-240	270-290
EBITDA[5] ($ million)	165-185	200-220	240-260
Cash Flow[6] ($ million)	115-135	150-170	190-210
Total Capital ($ million)	120-140	130-150	130-150
Bank Credit Facility Balance @ December 31, 2021 ($ million)	155-175	125-145	75-95
2021 Year-End Net Debt[8] to Annualized Fourth Quarter 2021 EBITDA[5]	3.6-3.8	2.7-2.9	2.0-2.2
Number of Development Wells (gross)	12-16	14-18	14-18

•Brent has averaged $58.15 per bbl from January 1 to February 23, 2021; based on the current Brent forward price curve, and with all other assumptions the same as in the guidance table above, the Company would anticipate its annualized fourth quarter 2021 EBITDA to be approximately $290 to $310 million
•Hedging: Gran Tierra has entered into Brent oil hedges on 15,000 bopd of WI production during the first half of 2021, with a weighted average floor of $45.13/bbl and ceiling of $51.38/bbl, to provide downside price protection since 70-80% of the Company's budgeted 2021 capital investment is projected to occur during the first half of 2021; Gran Tierra has 7,000 bopd hedged(11) for the second half of 2021 with a weighted average floor of $55.75/bbl and ceiling of $63.18/bbl
Corporate Presentation:
•Gran Tierra's Corporate Presentation has been updated and is available at www.grantierra.com.

Financial and Operational Highlights (all amounts in $000s, except per share and bbl amounts)

	Year Ended		Three Months Ended
	December 31,	December 31,	December 31,	December 31,	September 30,
	2020	2019	2020	2019	2020
Net (Loss) Income	$(777,967)	$38,690	$(47,871)	$27,004	$(107,821)
Net (Loss) Income Per Share - Basic & Diluted	$(2.12)	$0.10	$(0.13)	$0.07	$(0.29)

Oil Sales	$237,838	$570,983	$64,793	$127,934	$53,142
Operating Expenses	(111,888)	(183,204)	(27,215)	(49,060)	(20,721)
Transportation Expenses	(10,543)	(20,400)	(1,994)	(4,233)	(1,286)
Operating Netback(5)	$115,407	$367,379	$35,584	$74,641	$31,135

G&A Expenses Before Stock-based Compensation	$22,506	$33,300	$5,323	$8,518	$4,506
G&A Expenses Stock-Based Compensation	1,216	1,430	1,923	338	56
G&A Expenses, Including Stock-Based Compensation	$23,722	$34,730	$7,246	$8,856	$4,562

EBITDA(5)	$(634,988)	$364,276	$(13,978)	$111,830	$(83,017)

Adjusted EBITDA(5)	$96,482	$329,359	$22,235	$64,811	$21,884

Funds Flow from Operations(5)	$45,213	$272,409	$8,956	$49,669	$8,056
Funds Flow from Operations(5) Per Share - Basic & Diluted	$0.12	$0.72	$0.02	$0.14	$0.02

Capital Expenditures	$96,281	$379,314	$39,903	$68,735	$7,354

Average Daily Volumes (bopd)
Working Interest Production Before Royalties	22,624	34,817	21,907	32,924	18,944
Royalties	(2,552)	(5,802)	(2,411)	(5,428)	(1,893)
Production NAR	20,072	29,015	19,496	27,496	17,051
Decrease in Inventory	91	125	15	306	15
Sales	20,163	29,140	19,511	27,802	17,066
Royalties, % of WI Production Before Royalties	11%	17%	11%	16%	10%

Per bbl (7)
Brent	$43.21	$64.16	$45.26	$62.42	$43.34
Quality and Transportation Discount	(10.98)	(10.48)	(9.17)	(12.40)	(9.49)
Royalties	(3.66)	(8.91)	(3.92)	(8.11)	(3.35)
Average Realized Price	$28.57	$44.77	$32.17	$41.91	$30.50
Transportation Expenses	(1.27)	(1.60)	(0.99)	(1.39)	(0.74)

Average Realized Price Net of Transportation Expenses	$27.30	$43.17	$31.18	$40.52	$29.76
Operating Expenses	(13.44)	(14.36)	(13.51)	(16.07)	(11.89)
Operating Netback(5)	$13.86	$28.81	$17.67	$24.45	$17.87
COVID-19 related costs	(0.32)	—	(0.57)	—	(0.64)
Cash G&A Expenses	(2.70)	(2.61)	(2.64)	(2.79)	(2.59)
Severance Expenses	(0.20)	(0.14)	(0.08)	(0.23)	(0.07)
Realized Foreign Exchange Gain (Loss)	0.13	0.09	(0.57)	0.48	(0.69)
Realized Financial Instruments Gain (Loss)	0.59	(0.26)	(2.53)	(0.33)	(2.51)
Interest Expense, Excluding Amortization of Debt Issuance Costs	(6.07)	(3.13)	(6.50)	(3.87)	(7.57)
Interest Income	0.04	0.05	—	0.01	—
Other Gain (Loss)	0.19	(0.11)	(0.20)	(0.45)	1.12
Net Lease Payments	—	(0.01)	(0.03)	0.02	0.05
Current Income Tax Expense	(0.09)	(1.34)	(0.10)	(1.03)	(0.37)
Cash Netback(5)	$5.43	$21.35	$4.45	$16.26	$4.60

Share Information (000s)
Common Stock Outstanding, End of Period	366,982	366,982	366,982	366,982	366,982
Weighted Average Number of Common and Exchangeable Shares Outstanding - Basic	366,982	376,495	366,982	366,982	366,982
Weighted Average Number of Common and Exchangeable Shares Outstanding - Diluted	366,982	376,508	366,982	366,982	366,982

	As at December 31
	2020	2019	% Change
Cash and cash equivalents and current restricted cash and cash equivalents	$14,114	$8,817	60

Working capital surplus, including cash and cash equivalents	$20,226	$91,347	(78)

Revolving credit facility	$190,000	$118,000	61

Senior Notes	$600,000	$600,000	—

Additional information on 2020 expenses:
•Quality and Transportation Discount: increased in 2020 to $10.98 per bbl compared to $10.48 per bbl in 2019; the increase was due to higher Castilla and Vasconia differentials in 2020 compared to 2019
•Operating Expenses: decreased to $13.44 per bbl compared with $14.36 per bbl in 2019, primarily as a result of lower power generation and equipment rental costs resulting from successful completion of power generation and expansion facilities in the Acordionero field and cost savings attributed to the shut-in of higher cost minor fields for a portion of 2020
•Transportation Expenses: decreased by 21% to $1.27 per bbl in 2020 from $1.60 per bbl in 2019 primarily as a result of utilization of alternative transportation routes during 2020 which had lower cost per bbl
•Cash G&A Expenses: only increased to $2.70 per bbl in 2020 from $2.61 per bbl in 2019 despite a 35% decrease in WI production

(1)All dollar amounts are in United States dollars and production and reserves amounts are on an average working interest before royalties ("WI") basis unless otherwise indicated. Per barrel ("bbl") of oil equivalent ("BOE") amounts are based on WI sales before royalties. Production is expressed in bbl of oil per day ("bopd") or BOE per day ("boepd"), while reserves are expressed in bbl, BOE or million BOE ("MMBOE"), unless otherwise indicated. For per BOE amounts based on net after royalty ("NAR") production, see Gran Tierra's Annual Report on Form 10-K filed February 24, 2021. The following reserves categories are discussed in this press release: Proved Developed Producing ("PDP"), Proved ("1P") and 1P plus Probable ("2P").
(2) All reserves values, future net revenue and ancillary information contained in this press release have been calculated in compliance with Canadian National Instrument 51-101 - Standards of Disclosure for Oil and Gas Activities ("NI 51-101") and the Canadian Oil and Gas Evaluation Handbook ("COGEH") and are derived from the Company's 2020 year-end estimated reserves as evaluated by the Company's independent qualified reserve evaluator McDaniel & Associates Consultants Ltd. ("McDaniel") in a report with an effective date of December 31, 2020 (the "GTE McDaniel Reserves Report"). Based on December 31, 2020 before tax NPV10 of $1.2 billion for 1P reserves and $2.0 billion for 2P reserves, minus year-end 2020 net debt of $770 million, comprised of gross amount of senior notes of $600 million, gross amount of reserves-based credit facility of $190 million and working capital surplus of $20 million, divided by the number of shares of Gran Tierra's common stock issued and outstanding at December 31, 2020 of 367.0 million. Net working capital and debt at December 31, 2020, prepared in accordance with GAAP.
(3) Free cash flow in this context is not a defined term under GAAP and is called future net revenue in the GTE McDaniel Reserves Report. The non-GAAP term of free cash flow, after development expenditures and taxes over the next five years, reconciles to the nearest GAAP term of oil sales, which is called sales revenue in the GTE McDaniel Reserves Report. Refer to "Future Net Revenue" in this press release for the reconciliations between sales revenue and future net revenue. Gran Tierra is unable to provide a quantitative reconciliation of free cash flow after development expenditures, taxes, interest and G&A costs over the next five years to its most directly comparable forward-looking GAAP measure because management cannot reliably predict certain of the necessary components of such forward-looking GAAP measure. Refer to "Non-GAAP Measures" in this press release.
(4) Internally forecast G&A costs of $99.3 million and interest of $200.7 million in each case
(5) Operating netback, EBITDA, Adjusted EBITDA, funds flow from operations and cash netback, are non-GAAP measures and do not have a standardized meaning under GAAP. Refer to "Non-GAAP Measures" in this press release for descriptions of these non-GAAP measures and reconciliations to the most directly comparable measures calculated and presented in accordance with GAAP.
(6) Cash flow refers to the GAAP line item “net cash provided by operating activities”. Free cash flow is a non-GAAP measure and does not have a standardized meaning under GAAP and is defined as cash flow less projected 2021 capital spending. Refer to "Non-GAAP Measures" in this press release.
(7) Per bbl amounts are based on WI sales before royalties. For per bbl amounts based on NAR production, see Gran Tierra's Annual Report on Form 10-K filed on February 24, 2021.
(8) Net Debt as presented in the context of 2021 guidance is defined as projected working capital at December 31, 2021, less $600 million in senior notes and borrowings under the credit facility. Management believes that net debt is a useful supplemental measure for management and investors to in order to evaluate the financial sustainability of the Company's business and leverage. The most directly comparable GAAP measure is total debt. Gran Tierra is unable to provide a quantitative reconciliation of forward-looking net debt to its most directly comparable forward-looking GAAP measure because management cannot reliably predict certain of the necessary components of such forward-looking GAAP measure.
(9) https://www.iogp.org/bookstore/product/iogp-safety-performance-indicators-2019-data/
(10) https://www.epa.gov/energy/greenhouse-gases-equivalencies-calculator-calculations-and-references
(11) Assuming all second half 2021 3,000 bopd call swaptions are exercised.

Conference Call Information:
Gran Tierra will host its fourth quarter and full year 2020 results conference call on Thursday, February 25, 2021, at 9:00 a.m. Mountain Time, 11:00 a.m. Eastern Time. Interested parties may access the conference call by dialing 1-844-348-3792 or 1-614-999-9309 (North America), 0800-028-8438 or 020-3107-0289 (United Kingdom) or 01-800-518-5094 (Colombia). The call will also be available via webcast at www.grantierra.com.
About Gran Tierra Energy Inc.
Gran Tierra Energy Inc. is an international oil and gas exploration and production company, headquartered in Calgary, Canada, incorporated in the United States, trading on the NYSE American (GTE), the Toronto Stock Exchange (GTE) and the London Stock Exchange (GTE), and operating in South America. Gran Tierra holds interests in producing and prospective properties in Colombia and prospective properties in Ecuador. Gran Tierra has a strategy that focuses on establishing a portfolio of producing properties, plus production enhancement and exploration opportunities to provide a base for future growth.
Gran Tierra's Securities and Exchange Commission filings are available on the Securities and Exchange Commission website at http://www.sec.gov, and Gran Tierra’s reports filed with the Canadian Securities Administrators are available on SEDAR at http://www.sedar.com.
Contact Information
For investor and media inquiries please contact:
Gary Guidry, President & Chief Executive Officer
Ryan Ellson, Executive Vice President & Chief Financial Officer
Rodger Trimble, Vice President, Investor Relations
Tel: +1.403.265.3221
For more information on Gran Tierra please go to: www.grantierra.com.
Forward Looking Statements and Legal Advisories:
This press release contains opinions, forecasts, projections, and other statements about future events or results that constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and financial outlook and forward looking information within the meaning of applicable Canadian securities laws (collectively, "forward-looking statements"). All statements other than statements of historical facts included in this press release regarding our financial position, estimated quantities and net present value of reserves, business strategy, plans and objectives for future operations, capital spending plans and those statements preceded by, followed by or that otherwise include the words “believe,” “expect,” “anticipate,” “forecast,” “budget,” “will,” “estimate,” “target,” “project,” “plan,” “should,” “guidance”, "strives" or similar expressions are forward-looking statements. Such forward-looking statements include, but are not limited to, the Company’s expectations, capital program, cost saving initiatives, future sources of funding for capital expenditures and guidance, including for certain future production estimates, forecast prices, five-year expected free cash flow, expected future net cash provided by operating activities, net debt, capital expenditures and certain associated metrics, the Company’s strategies, the Company's plans to benefit the environment or communities in which it operates and the Company's operations including planned operations and oil production. Statements relating to “reserves” are also deemed to be forward-looking statements, as they involve the implied assessment, based on certain estimates and assumptions, including that the reserves described can be profitably produced in the future.
The forward-looking statements contained in this press release reflect several material factors and expectations and assumptions of Gran Tierra including, without limitation, that Gran Tierra will continue to conduct its operations in a manner consistent with its current expectations, the accuracy of testing and production results and seismic data, pricing and cost estimates (including with respect to commodity pricing and exchange rates), rig availability, the risk profile of planned exploration activities, the effects of drilling down-dip, the effects of waterflood and multi-stage fracture stimulation operations, the extent and effect of delivery disruptions, and the general continuance of current or, where applicable, assumed operational, regulatory and industry conditions including in areas of potential expansion, and the ability of Gran Tierra to execute its current business and operational plans in the manner currently planned. Gran Tierra believes the material factors, expectations and assumptions reflected in the forward-looking statements are reasonable at this time but no assurance can be given that these factors, expectations and assumptions will prove to be correct.
Among the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements in this press release are: the unprecedented impact of the COVID-19 pandemic and the actions of OPEC and non-OPEC countries and the procedures imposed by governments in response thereto; disruptions to local operations; the decline and volatility in oil and gas industry conditions and commodity prices; the severe imbalance in supply and demand for oil and natural gas; prices and markets for oil and natural gas are unpredictable and volatile; the accuracy of productive capacity of any particular field; the timing and impact of any resumption of operations; Gran Tierra’s operations are located in South America and unexpected problems can arise due to guerilla activity or local blockades or protests; technical difficulties and operational difficulties may arise which impact the production, transport or sale of our products; geographic, political and weather conditions can impact the production, transport or sale of our products; the ability of Gran Tierra to execute its business plan and realize expected benefits from current initiatives (including a reduction of the capital program); the risk that unexpected delays and difficulties in developing currently owned properties may occur; the ability to replace reserves and production and develop and manage reserves on an economically viable basis; the accuracy of testing and production results and seismic data, pricing and cost estimates (including with respect to commodity pricing and exchange rates); the risk profile of planned exploration activities; the effects of drilling down-dip; the effects of waterflood and multi-stage fracture stimulation operations; the extent and effect of delivery disruptions, equipment performance and costs; actions by third parties; the timely receipt of regulatory or other required approvals for our operating activities; the failure of exploratory drilling to result in commercial wells; unexpected delays due to the limited availability of drilling equipment and personnel; the risk that current global economic and credit market conditions may impact oil prices and oil consumption more than Gran Tierra currently predicts, which could cause Gran Tierra to further modify its strategy and capital spending program; volatility or declines in the trading price of our common stock or bonds; the risk that Gran Tierra does not receive the anticipated benefits of government programs, including government tax refunds; Gran Tierra’s ability to comply with financial covenants in its credit agreement and indentures and make borrowings under its credit agreement; and the risk factors detailed from time to time in Gran Tierra’s periodic reports filed with the Securities and Exchange Commission, including, without limitation, under the caption "Risk Factors" in Gran Tierra's Annual Report on Form 10-K for the year ended December 31, 2020 filed February 24, 2021 and its other filings with the SEC. These filings are available on the SEC website at http://www.sec.gov and on SEDAR at www.sedar.com. Although the current guidance, capital spending program and long term strategy of Gran Tierra are based upon the current expectations of the management of Gran Tierra, should any one of a number of issues arise, Gran Tierra may find it necessary to alter its business strategy and/or capital spending program and there can be no assurance as at the date of this press release as to how those funds may be reallocated or strategy changed and how that would impact Gran Tierra's results of operations and financial position. Forecasts and expectations that cover multi-year time horizons or are associated with 2P reserves inherently involve increased risks and actual results may differ materially.
The forward-looking statements contained in this press release are based on certain assumptions made by Gran Tierra based on management's experience and other factors believed to be appropriate. Gran Tierra believes these assumptions to be reasonable at this time, but the forward-looking statements are subject to risk and uncertainties, many of which are beyond Gran Tierra's control, which may cause actual results to differ materially from those implied or expressed by the forward looking statements. The risk that the assumptions on which the 2020 and 2021 outlook are based prove incorrect may increase the later the period to which the outlook relates. In particular, the unprecedented nature of the current economic downturn, pandemic and industry decline may make it particularly difficult to identify risks or predict the degree to which identified risks will impact Gran Tierra's business and financial condition. All forward-looking statements are made as of the date of this press release and the fact that this press release remains available does not constitute a representation by Gran Tierra that Gran Tierra believes these forward-looking statements continue to be true as of any subsequent date. Actual results may vary materially from the expected results expressed in forward-looking statements. Gran Tierra disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by applicable law.
The estimates of future production, EBITDA, net cash provided by operating activities (described in this press release as "cash flow"), operating netback, net debt, total capital and certain expenses or costs set forth in this press release may be considered to be future-oriented financial information or a financial outlook for the purposes of applicable Canadian securities laws. Financial outlook and future-oriented financial information contained in this press release about prospective financial performance, financial position or cash flows are provided to give the reader a better understanding of the potential future performance of the Company in certain areas and are based on assumptions about future events, including economic conditions and proposed courses of action, based on management’s assessment of the relevant information currently available, and to become available in the future. In particular, this press release contains projected operational and financial information for 2021 and the next five years. These projections contain forward-looking statements and are based on a number of material assumptions and factors set out above. Actual results may differ significantly from the projections presented herein. These projections may also be considered to contain future-oriented financial information or a financial outlook. The actual results of Gran Tierra’s operations for any period will likely vary from the amounts set forth in these projections, and such variations may be material. See above for a discussion of the risks that could cause actual results to vary. The future-oriented financial information and financial outlooks contained in this press release have been approved by management as of the date of this press release. Readers are cautioned that any such financial outlook and future-oriented financial information contained herein should not be used for purposes other than those for which it is disclosed herein. The Company and its management believe that the prospective operational and financial information has been prepared on a reasonable basis, reflecting management’s best estimates and judgments, and represent, to the best of management’s knowledge and opinion, the Company’s expected course of action. However, because this information is highly subjective, it should not be relied on as necessarily indicative of future results.

Non-GAAP Measures
This press release includes non-GAAP financial measures as further described herein. These non-GAAP measures do not have a standardized meaning under GAAP. Investors are cautioned that these measures should not be construed as alternatives to net loss or other measures of financial performance as determined in accordance with GAAP. Gran Tierra's method of calculating these measures may differ from other companies and, accordingly, they may not be comparable to similar measures used by other companies. Each non-GAAP financial measure is presented along with the corresponding GAAP measure so as not to imply that more emphasis should be placed on the non-GAAP measure.
Before tax and after tax free cash flow are non-GAAP terms and are called before tax and after tax net revenue in the GTE McDaniel Reserves Report, respectively. The non-GAAP term of before tax free cash flow, and free cash flow after development expenditures and taxes over the next five years, reconciles to the nearest GAAP term of oil sales, which is called sales revenue in the GTE McDaniel Reserves Report. Before tax net revenue is calculated by McDaniel by subtracting total royalties, operating costs, future development capital and abandonment and reclamation costs from sales revenue. After tax free cash flow is calculated by McDaniel by subtracting future taxes from before tax net revenue. Refer to "Future Net Revenue" in this press release for the applicable reconciliation. Gran Tierra is unable to provide a quantitative reconciliation of free cash flow after development expenditures, taxes, interest and G&A costs over the next five years to its most directly comparable forward-looking GAAP measure because management cannot reliably predict certain of the necessary components of such forward-looking GAAP measure. Gran Tierra is also unable to provide forward-looking oil sales, the GAAP measures most directly comparable to such measures of free cash flow, due to the impracticality of quantifying certain components required by GAAP as a result of the inherent volatility in the value of certain financial instruments held by the Company and the inability to quantify the effectiveness of commodity price derivatives used to manage the variability in cash flows associated with the forecast sale of its oil production and changes in commodity prices. Refer to "Oil and Gas Metrics" in this press release for a description of how this non-GAAP measure is calculated. Management uses free cash flow as a measure of the Company's ability to fund its exploration program.
Operating netback as presented is defined as oil sales less operating and transportation expenses. Operating netback per bbl as presented is defined as average realized price per bbl less operating and transportation expenses per bbl. Cash netback, as presented is defined as net income or loss adjusted for depletion, depreciation and accretion ("DD&A") expenses, asset and goodwill impairment, deferred income tax expense or recovery, stock-based compensation expense, amortization of debt issuance costs, non-cash lease expense, lease payments, unrealized foreign exchange loss or gain, other non-cash loss, financial instruments gains or losses, cash settlement of financial instruments and loss on redemption of Convertible Notes. Cash netback per bbl, as presented is defined as cash netback over WI sales volumes. Management believes that operating netback and cash netback are useful supplemental measures for investors to analyze financial performance and provide an indication of the results generated by Gran Tierra's principal business activities prior to the consideration of other income and expenses. See the table entitled Financial and Operational Highlights, above for the components of operating netback and operating netback per bbl. A reconciliation from net income or loss to cash netback is as follows:

	Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
Cash Netback - Non-GAAP Measure ($000s)	2020	2019	2020	2019	2020
Net (loss) income	$(777,967)	$38,690	$(47,871)	$27,004	$(107,821)
Adjustments to reconcile net income (loss) to cash netback
DD&A expenses	164,233	225,033	33,115	60,603	31,340
Asset impairment	564,495	—	57,402	—	104,731
Goodwill impairment	102,581	—	—	—	—
Deferred tax (recovery) expense	(76,148)	40,227	(13,352)	8,475	(21,202)
Stock-based compensation expense	1,216	1,430	1,923	338	56
Amortization of debt issuance costs	3,625	3,376	851	802	838
Non-cash lease expense	1,951	1,806	457	440	523
Lease payments	(1,926)	(1,969)	(522)	(366)	(429)
Unrealized foreign exchange loss (gain)	5,271	1,803	(17,064)	(3,500)	3,080
Other non-cash loss	2,026	—	—	—	2,026
Financial instruments loss (gain)	50,982	(46,215)	(887)	(43,325)	(713)
Cash settlement of financial instruments	4,874	(3,273)	(5,096)	(998)	(4,373)
Loss on redemption of Convertible Notes	—	11,501	—	196	—
Cash netback	$45,213	$272,409	$8,956	$49,669	$8,056

EBITDA, as presented, is defined as net income or loss adjusted for DD&A expenses, interest expense and income tax expense. Adjusted EBITDA, as presented, is defined as EBITDA adjusted for asset and goodwill impairment, non-cash lease expense, lease payments, unrealized foreign exchange gains or losses, loss on redemption of Convertible Notes, unrealized gains or losses on financial instruments, other non-cash loss and stock based compensation expense. Management uses this supplemental measure to analyze performance and income generated by our principal business activities prior to the consideration of how non-cash items affect that income, and believes that this financial measure is useful supplemental information for investors to analyze our performance and our financial results. A reconciliation from net income or loss to EBITDA and adjusted EBITDA is as follows:

	Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
EBITDA - Non-GAAP Measure ($000s)	2020	2019	2020	2019	2020
Net (loss) income	$(777,967)	$38,690	$(47,871)	$27,004	$(107,821)
Adjustments to reconcile net income (loss) to EBITDA and Adjusted EBITDA
DD&A expenses	164,233	225,033	33,115	60,603	31,340
Interest expense	54,140	43,268	13,936	12,613	14,029
Income tax expense	(75,394)	57,285	(13,158)	11,610	(20,565)
EBITDA (non-GAAP)	$(634,988)	$364,276	$(13,978)	$111,830	$(83,017)
Asset impairment	564,495	—	57,402	196	104,731
Goodwill impairment	102,581	—	—	—	—
Non-cash lease expense	1,951	1,806	457	440	523
Lease payments	(1,926)	(1,969)	(522)	(366)	(429)
Unrealized foreign exchange loss (gain)	5,271	1,803	(17,064)	(3,500)	3,080
Loss on redemption of Convertible Notes	—	11,501	—	196	—
Unrealized loss (gain) on financial instruments	55,856	(49,488)	(5,983)	(44,323)	(5,086)
Other non-cash loss	2,026	—	—	—	2,026
Stock-based compensation expense	1,216	1,430	1,923	338	56
Adjusted EBITDA (non-GAAP)	$96,482	$329,359	$22,235	$64,811	$21,884

Funds flow from operations, as presented, is defined as net income or loss adjusted for DD&A expenses, asset and goodwill impairment, deferred tax expense or recovery, stock-based compensation expense, amortization of debt issuance costs, non-cash lease expense, lease payments, unrealized foreign exchange gains or losses, other non-cash loss, financial instruments gains or losses, cash settlement of financial instruments and loss on redemption of Convertible Notes. Management uses this financial measure to analyze performance and income or loss generated by our principal business activities prior to the consideration of how non-cash items affect that income or loss, and believes that this financial measure is also useful supplemental information for investors to analyze performance and our financial results. A reconciliation from net income or loss to funds flow from operations is as follows:

	Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
Funds Flow From Operations - Non-GAAP Measure ($000s)	2020	2019	2020	2019	2020
Net (loss) income	$(777,967)	$38,690	$(47,871)	$27,004	$(107,821)
Adjustments to reconcile net (loss) income to funds flow from operations
DD&A expenses	164,233	225,033	33,115	60,603	31,340
Asset impairment	564,495	—	57,402	—	104,731
Goodwill impairment	102,581	—	—	—	—
Deferred tax (recovery) expense	(76,148)	40,227	(13,352)	8,475	(21,202)
Stock-based compensation expense	1,216	1,430	1,923	338	56
Amortization of debt issuance costs	3,625	3,376	851	802	838
Non-cash lease expense	1,951	1,806	457	440	523
Lease payments	(1,926)	(1,969)	(522)	(366)	(429)
Unrealized foreign exchange loss (gain)	5,271	1,803	(17,064)	(3,500)	3,080
Other non-cash loss	2,026	—	—	—	2,026
Financial instruments loss (gain)	50,982	(46,215)	(887)	(43,325)	(713)
Cash settlement of financial instruments	4,874	(3,273)	(5,096)	(998)	(4,373)
Loss on redemption of Convertible Notes	—	11,501	—	196	—
Funds flow from operations	$45,213	$272,409	$8,956	$49,669	$8,056

DISCLOSURE OF OIL AND GAS INFORMATION
Gran Tierra's Statement of Reserves Data and Other Oil and Gas Information on Form 51-101F1 dated effective as at December 31, 2020, which includes disclosure of its oil and gas reserves and other oil and gas information in accordance with NI 51-101 forming the basis of this press release, is available on SEDAR at www.sedar.com.
Estimates of net present value and future net revenue contained herein do not necessarily represent fair market value of reserves. Estimates of reserves, and future net revenue for individual properties may not reflect the same level of confidence as estimates of reserves and future net revenue for all properties, due to the effect of aggregation. There is no assurance that the forecast price and cost assumptions applied by McDaniel in evaluating Gran Tierra's reserves and future net revenue will be attained and variances could be material. See Gran Tierra's press release dated January 28, 2021 for a summary of the price forecasts employed by McDaniel in the GTE McDaniel Reserves Report and other information regarding the disclosed future net revenue.
All evaluations of future net revenue contained in the GTE McDaniel Reserves Report are after the deduction of royalties, operating costs, development costs, production costs and abandonment and reclamation costs but before consideration of indirect costs such as administrative, overhead and other miscellaneous expenses. It should not be assumed that the estimates of future net revenue presented in this press release represent the fair market value of the reserves. There are numerous uncertainties inherent in estimating quantities of crude oil and natural gas reserves and the future cash flows attributed to such reserves. The reserve and associated cash flow information set forth in the GTE McDaniel Reserves Report are estimates only and there is no guarantee that the estimated reserves will be recovered. Actual reserves may be greater than or less than the estimates provided therein.
BOEs have been converted on the basis of six thousand cubic feet (“Mcf”) natural gas to 1 bbl of oil. BOEs may be misleading, particularly if used in isolation. A BOE conversion ratio of 6 Mcf: 1 bbl is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. In addition, given that the value ratio based on the current price of oil as compared with natural gas is significantly different from the energy equivalent of six to one, utilizing a BOE conversion ratio of 6 Mcf: 1 bbl would be misleading as an indication of value.

References to a formation where evidence of hydrocarbons has been encountered is not necessarily an indicator that hydrocarbons will be recoverable in commercial quantities or in any estimated volume. Gran Tierra's reported production is a mix of light crude oil and medium and heavy crude oil for which there is not a precise breakdown since the Company's oil sales volumes typically represent blends of more than one type of crude oil. Well test results should be considered as preliminary and not necessarily indicative of long-term performance or of ultimate recovery. Well log interpretations indicating oil and gas accumulations are not necessarily indicative of future production or ultimate recovery. If it is indicated that a pressure transient analysis or well-test interpretation has not been carried out, any data disclosed in that respect should be considered preliminary until such analysis has been completed. References to thickness of “oil pay” or of a formation where evidence of hydrocarbons has been encountered is not necessarily an indicator that hydrocarbons will be recoverable in commercial quantities or in any estimated volume.
Future Net Revenue
Future net revenue reflects McDaniel’s forecast of revenue estimated using forecast prices and costs, arising from the anticipated development and production of resources, after the deduction of royalties, operating costs, development costs and abandonment and reclamation costs but before consideration of indirect costs such as administrative, overhead and other miscellaneous expenses. The estimate of future net revenue below does not necessarily represent fair market value.

	Consolidated Properties at December 31, 2020
	Proved (1P) Total Future Net Revenue ($ million)
	Forecast Prices and Costs
Years	Sales Revenue	Total Royalties	Operating Costs	Future Development Capital	Abandonment and Reclamation Costs	Future Net Revenue Before Future Taxes	Future Taxes	Future Net Revenue After Future Taxes*
2021-2025 (5 Years)	2,362	(328)	(587)	(311)	(1)	1,135	(102)	1,033
Remainder	1,452	(196)	(591)	(1)	(60)	604	(174)	430
Total (Undiscounted)	3,814	(524)	(1,178)	(312)	(61)	1,739	(276)	1,463
Total (Discounted @ 10%)	2,569	(354)	(730)	(276)	(18)	1,191	(162)	1,029

	Consolidated Properties at December 31, 2020
	Proved Plus Probable (2P) Total Future Net Revenue ($ million)
	Forecast Prices and Costs
Years	Sales Revenue	Total Royalties	Operating Costs	Future Development Capital	Abandonment and Reclamation Costs	Future Net Revenue Before Future Taxes	Future Taxes	Future Net Revenue After Future Taxes*
2021-2025 (5 Years)	3,245	(459)	(693)	(564)	—	1,529	(217)	1,312
Remainder	3,407	(480)	(1,012)	(1)	(75)	1,839	(506)	1,333
Total (Undiscounted)	6,652	(939)	(1,705)	(565)	(75)	3,368	(723)	2,645
Total (Discounted @ 10%)	3,978	(564)	(954)	(481)	(17)	1,962	(372)	1,590
*The after-tax net present value of the Company's oil and gas properties reflects the tax burden on the properties on a stand-alone basis. It does not consider the corporate tax situation, or tax planning. It does not provide an estimate of the value at the Company level which may be significantly different. The Company's financial statements should be consulted for information at the Company level.
Definitions

Proved reserves are those reserves that can be estimated with a high degree of certainty to be recoverable. It is likely that the actual remaining quantities recovered will exceed the estimated proved reserves.
Probable reserves are those additional reserves that are less certain to be recovered than proved reserves. It is equally likely that the actual remaining quantities recovered will be greater or less than the sum of the estimated proved plus probable reserves.
Possible reserves are those additional reserves that are less certain to be recovered than Probable reserves. There is a 10% probability that the quantities actually recovered will equal or exceed the sum of Proved plus Probable plus Possible reserves.
Proved developed producing reserves are those reserves that are expected to be recovered from completion intervals open at the time of the estimate. These reserves may be currently producing or, if shut-in, they must have previously been on production, and the date of resumption of production must be known with reasonable certainty.
Certain terms used in this press release but not defined are defined in NI 51-101, CSA Staff Notice 51-324 - Revised Glossary to NI 51-101 Standards of Disclosure for Oil and Gas Activities ("CSA Staff Notice 51-324") and/or the COGEH and, unless the context otherwise requires, shall have the same meanings herein as in NI 51-101, CSA Staff Notice 51-324 and the COGEH, as the case may be.
Oil and Gas Metrics
This press release contains a number of oil and gas metrics, including free cash flow, NAV per share, F&D costs, operating netback, cash netback, reserves per share and reserves replacement which do not have standardized meanings or standard methods of calculation and therefore such measures may not be comparable to similar measures used by other companies and should not be used to make comparisons. Such metrics have been included herein to provide readers with additional measures to evaluate the Company's performance; however, such measures are not reliable indicators of the future performance of the Company and future performance may not compare to the performance in previous periods.
•Before tax and after tax free cash flow are non-GAAP terms and are called before tax and after tax net revenue in the GTE McDaniel Reserves Report, respectively. The non-GAAP term of before tax free cash flow reconciles to the nearest GAAP term of oil sales, which is called sales revenue in the GTE McDaniel Reserves Report. Before tax net revenue is calculated by McDaniel by subtracting total royalties, operating costs, future development capital, abandonment and reclamation costs from sales revenue. After tax free cash flow is calculated by McDaniel by subtracting future taxes from before tax net revenue. Refer to "Future Net Revenue" in this press release for the applicable reconciliation. Management uses free cash flow as a measure of the Company's ability to fund its exploration program.
•NAV per share is calculated as NPV10 (before or after tax, as applicable) minus estimated net debt, divided by the number of shares of Gran Tierra's common stock issued and outstanding. Management uses NAV per share as a measure of the relative change of Gran Tierra's net asset value over its outstanding common stock over a period of time.
•F&D costs are calculated as estimated exploration and development capital expenditures, excluding acquisitions and dispositions, divided by the applicable reserves additions both before and after changes in future development costs. The calculation of F&D costs incorporates the change in future development costs required to bring proved undeveloped and developed reserves into production. The aggregate of the exploration and development costs incurred in the financial year and the changes during that year in estimated future development costs may not reflect the total F&D costs related to reserves additions for that year. Management uses F&D costs per BOE as a measure of its ability to execute its capital program and of its asset quality.
•Operating netback and cash netback are calculated as described in this press release. Management believes that operating netback and cash netback are useful supplemental measures for the reasons described in this press release.
•Reserves per share is calculated as reserves in the referenced category divided by the number of shares of Gran Tierra's common stock issued and outstanding as at December 31,2020. Management uses this measure to determine the relative change of its reserve base over its outstanding common stock over a period of time.
•Reserves replacement is calculated as reserves in the referenced category divided by estimated referenced production. Management uses this measure to determine the relative change of its reserves base over a period of time.
Disclosure of Reserve Information and Cautionary Note to U.S. Investors
Unless expressly stated otherwise, all estimates of proved developed producing, proved, probable and possible reserves and related future net revenue disclosed in this press release have been prepared in accordance with NI 51-101. Estimates of reserves and future net revenue made in accordance with NI 51-101 will differ from corresponding estimates prepared in accordance with applicable U.S. Securities and Exchange Commission ("SEC") rules and disclosure requirements of the U.S. Financial Accounting Standards Board ("FASB"), and those differences may be material. NI 51-101, for example, requires disclosure of reserves and related future net revenue estimates based on forecast prices and costs, whereas SEC and FASB standards require that reserves and related future net revenue be estimated using average prices for the previous 12 months. In addition, NI 51-101 permits the presentation of reserves estimates on a "company gross" basis, representing Gran Tierra's working interest share before deduction of royalties, whereas SEC and FASB standards require the presentation of net reserve estimates after the deduction of royalties and similar payments. There are also differences in the technical reserves estimation standards applicable under NI 51-101 and, pursuant thereto, the COGEH, and those applicable under SEC and FASB requirements.
In addition to being a reporting issuer in certain Canadian jurisdictions, Gran Tierra is a registrant with the SEC and subject to domestic issuer reporting requirements under U.S. federal securities law, including with respect to the disclosure of reserves and other oil and gas information in accordance with U.S. federal securities law and applicable SEC rules and regulations (collectively, "SEC requirements"). Disclosure of such information in accordance with SEC requirements is included in the Company's Annual Report on Form 10-K and in other reports and materials filed with or furnished to the SEC and, as applicable, Canadian securities regulatory authorities. The SEC permits oil and gas companies that are subject to domestic issuer reporting requirements under U.S. federal securities law, in their filings with the SEC, to disclose only estimated proved, probable and possible reserves that meet the SEC's definitions of such terms. Gran Tierra has disclosed estimated proved, probable and possible reserves in its filings with the SEC. In addition, Gran Tierra prepares its financial statements in accordance with United States generally accepted accounting principles, which require that the notes to its annual financial statements include supplementary disclosure in respect of the Company's oil and gas activities, including estimates of its proved oil and gas reserves and a standardized measure of discounted future net cash flows relating to proved oil and gas reserve quantities. This supplementary financial statement disclosure is presented in accordance with FASB requirements, which align with corresponding SEC requirements concerning reserves estimation and reporting.